EXHIBIT 10.2

SEPARATION AGREEMENT AND RELEASE
AND WAIVER OF CLAIMS
THIS AGREEMENT, made and entered into this 3rd day of  December, 2012, by and between FIDELITY BANCORP, INC. (hereinafter referred to as “Fidelity”), FIDELITY BANK, PaSB (hereinafter referred to as “Bank”), RICHARD G. SPENCER (hereinafter referred to as “Employee”), and WESBANCO, INC., a West Virginia corporation (hereinafter referred to as “WesBanco”).
WHEREAS, Fidelity, Bank, WesBanco and WesBanco Bank, Inc. have entered into an Agreement and Plan of Merger dated July 19, 2012 (the “Merger Agreement”) which provides for the merger of Bank with and into Wesbanco Bank, Inc. (the “Merger”) and Employee is presently employed by Bank, and this Agreement will become effective only upon consummation of the Merger, and
WHEREAS, Employee is serving as an executive officer of the Bank as of the date hereof and is a party to an Amended and Restated Employment Agreement dated December 19, 2008, modified by Addendum Number One dated December 19, 2010, and Addendum Number Two dated December 19, 2011, (collectively the “Employment Agreement”), which the Employee agrees will be triggered by the Merger and will be terminated on December 3, 2012 upon payment by WesBanco of the change in control benefits provided under Section 5(c)(ii)(A) and (B) thereof, which the parties agree shall be in the amount of Four Hundred Sixty Thousand Eight Hundred Twenty-one Dollars ($460,821.00), payable in a lump sum on December 3, 2012 (as defined in this Merger Agreement) (the “Change in Control Payment”) and the other benefits herein provided, and
WHEREAS, it is anticipated that the Employee will also execute a Consulting Agreement and a Non-Competition Agreement on December 3, 2012 and this Agreement is expressly conditioned on the execution of such agreements by the parties hereto.
WITNESSETH THAT:  In consideration of the mutual promises and undertakings hereinafter set forth, the parties hereto agree as follows:
1.           Separation from Employment.  Employee agrees to voluntarily separate from employment effective as of December 3, 2012.
Employee voluntarily terminates his employment pursuant to Section 5(c)(iii) of the Employment Agreement occurring after a Change in Control (as such term is defined in the Employment Agreement).  Pursuant to 5(c) of the Employment Agreement, Employee asserts that good reason exists for the termination of the Employment Agreement due to Good Reason as therein defined.
2.           Consideration.  WesBanco agrees to pay to Employee the lump sum Change in Control Payment in the amount of Four Hundred Sixty Thousand Eight Hundred Twenty-one Dollars ($460,821.00) on December 3, 2012.  Additionally, WesBanco agrees to pay to Employee in a lump sum the  continuation payments for the following:  Country Club dues in the amount of Seventeen Thousand Six Hundred Eighty-five Dollars ($17,685.00); Group Life Insurance Benefits in the amount of One Thousand Nine Hundred Forty-four Dollars ($1,944.00); Supplemental Medical Insurance in the amount of Twenty-three Thousand Thirteen Dollars ($23,013.00); Long-Term Disability Benefits in the amount of One Thousand Eight Hundred Fifty-four Dollars ($1,854.00); ESOP Benefits in the amount of Twenty-two Thousand Four Hundred Seventeen Dollars ($22,417.00); and 401(k) Plan Benefits in the amount of Twenty Thousand Nine Hundred Twenty-nine Dollars ($20,929.00); totaling cumulatively Eighty-seven Thousand Eight Hundred Forty-two Dollars ($87,842.00).  WesBanco agrees to pay to Employee in a lump sum the first twenty-four (24) months of this thirty-six (36) month period, which will be in the amount of Fifty-eight Thousand Five Hundred Sixty-one Dollars and Twenty Cents ($58,561.20) on December 3, 2012 in accordance with the “Short-Term Deferral Exemption” of Section 409A of the Internal Revenue Code.  Thereafter, WesBanco agrees to pay to Employee in twelve (12) monthly installments in months twenty-five (25) through thirty-six (36) after December 3, 2012, the monthly payment of Two Thousand Four Hundred Forty Dollars and Five Cents ($2,440.05).  The Employee shall also be entitled to such additional benefits as are set forth on Exhibit A, attached hereto.
3.           Health Care Coverage.  WesBanco and the Employee mutually agree that the Employee will participate in the Medicare Supplement Medical Insurance Plan of WesBanco for three (3) years through December 3, 2015 under its Medicare Supplement Plan.   Spouse of Employee will continue participation in the Medical Insurance Plan of WesBanco effective December 3, 2012, until eligible to participate in the Medicare Supplement Plan or December 3, 2015, whichever first occurs.  WesBanco agrees to pay the Medicare Supplement premiums and the Medical Insurance premiums for such three (3) year period through December 3, 2015 on a monthly basis.
4.           SERP.  WesBanco and the Employee mutually agree that the Salary Continuation Agreement dated March 27, 1998, as amended by First Amendment dated September 5, 2003, Second Amendment dated December 19, 2008, Third Amendment dated April 13, 2011, and Fourth Amendment dated September 18, 2012 (collectively referred to as the “SERP Agreement”), will be triggered as a result of the Employee’s termination of employment effective as of December 3, 2012, and the Employee meeting the requirements for Normal Retirement in accordance with Section 2.1 of the SERP, and benefits will be paid in accordance with Sections 2.1.1 and 2.1.2 as herein described.  Employee is entitled to the vested benefit of one hundred eighty (180) monthly payments at the rate of Seventy-two Thousand Ninety Dollars ($72,090.00) per annum or Six Thousand Seven Dollars and Fifty Cents ($6,007.50).  The payments will begin in the seventh (7th) month after the date of termination.  Employee will receive a lump sum payment totaling the first seven (7) months, in the amount of Forty-two Thousand Fifty-two Dollars and Fifty Cents ($42,052.50), in the seventh (7th) month following the Merger.  Thereafter, Employee will receive monthly payments in the amount of Six Thousand Seven Dollars and Fifty Cents ($6,007.50) for one hundred seventy-three (173) months.
5.           Other Benefits.  The Post-Retirement Life Insurance Benefit provided by Fidelity will be terminated as of the effective date of the Merger but the Employee will retain his vested benefit in the amount of Four Hundred Thousand Dollars ($400,000.00) as a death benefit.  The vested benefit will remain in place pursuant to a BOLI Split Dollar Agreement and will be paid at the death of the Employee.  The Employee further acknowledges that he has been provided with such information as he deems necessary to determine his rights, if any, under WesBanco’s various employee benefit plans and policies.  The Employee further acknowledges that he is not entitled to any other severance benefits under applicable benefit programs, plans or policies.
6.           Release of Claims.  In consideration of the foregoing, the Employee hereby agrees to release and waive any and all claims or demands (whether known or unknown) which currently exist, arising from Employee’s separation from employment, including, but not limited to, all matters in law, in equity, in contract (oral or written, express or implied), or in tort, (excluding Workers’ Compensation and any claim for employee benefits to which Employee is entitled as of the last day of Employee’s active employment under the express terms of the employee benefit plan) against WesBanco, any of its parents, subsidiaries, and affiliates or predecessors in interest and any employee benefit plan sponsored by any of them, and the officers, employees, directors, shareholders, fiduciaries and agents of any of them, along with the successors, assigns and heirs of any of the foregoing persons or entities (collectively referred to as the “Releasees”) arising from Employee’s voluntary separation from employment.  It is specifically understood and agreed between the Employee and WesBanco that this release and waiver includes any rights or claims to which the Employee may have been entitled under the Fair Labor Standards Act of 1938; the Civil Rights Act of 1866; Equal Pay Act of 1963; Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Employee Retirement Income Security Act of 1974; Title 47 of the Pennsylvania Statutes, specifically Chapter 17; Chapter 21 of the West Virginia Code; W.Va. Code § 5-11, et seq.; the Rehabilitation Act of 1973; the Civil Rights Act of 1991; the Vietnam Era Veterans Readjustment Assistance Act of 1974; the Older Worker Benefit Protection Act; the Americans with Disabilities Act, and all other federal, state and local law claims, whether statutory or common law, including, but not limited to, those under the laws of the States of West Virginia and Pennsylvania, including, but not limited to, the West Virginia Human Rights Act, W.Va. Code § 5-11-1, et seq., and the Pennsylvania Human Relations Act.
However, the parties acknowledge that the Employee is not waiving any rights or claims that may arise after this Agreement is executed; provided, however, that the Employee shall be precluded from recovering for the future effects of discrimination or other actions or inactions which occurred or should have occurred prior to this Agreement.  Additionally, the Employee waives and releases any right he may have to recover any damages resulting from any action or suit instituted on his behalf by the Equal Employment Opportunity Commission, the West Virginia Human Rights Commission, or other fair employment practices agencies.
7.           Employee’s Rights.  The Employee specifically acknowledges that on the
23rd day of November, 2012, officials of WesBanco presented him with this Agreement, thereby informing him of the amounts to which he was entitled upon separation from his employment and explained to him that, in addition to those amounts, WesBanco would provide the consideration stated herein if, and only if, the Employee (i) executes this Agreement and releases and waives any and all claims he might have against the Releasee as defined herein; (ii) does not revoke this Agreement, as described below; and (iii) otherwise strictly abides by the terms of this Agreement.  The Employee further acknowledges that he has been advised by WesBanco that he (i) has the right to consult an attorney of his own choice; (ii) has a minimum of twenty-one (21) days to consider this document before signing it; and (iii) has seven (7) days after he signs this Agreement within which to revoke it, and that this Agreement shall not become effective or enforceable until seven days following the date of the Employee’s signature.
The toll free telephone number of the West Virginia State Bar’s Lawyer Information Referral Service is 1-800-642-3617.  The toll free telephone number of the Pennsylvania Bar Lawyer Referral Service is 1-800-692-7375.
The Employee specifically recognizes that, by signing this Agreement, he is waiving any rights to receive any remedial or monetary relief, including without limitation, back pay, front pay, emotional distress damages, reinstatement, damages for injury to reputation, pain and suffering or loss of future income, or punitive damages as a consequence of any charge or complaint filed with the Equal Employment Opportunity Commission, the West Virginia Human Rights Commission, the Pennsylvania Human Relations Commission, or any similar state or federal agency.
Excluded from this Separation Agreement and Release and Waiver of Claims are my claims which cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by certain government agencies.  I do, however, waive my right to any monetary recovery should any agency pursue any claims on my behalf.  I represent and warrant that I have not filed any complaint, charge, or lawsuit against WesBanco with any governmental agency and/or any court.
In addition, I agree never to sue WesBanco in any forum for any claim covered by the above release and waiver language, except that I may bring a claim under the ADEA to challenge this Separation Agreement and Release and Waiver of Claims.  If I violate this Separation Agreement and Release and Waiver of Claims by suing WesBanco, other than under ADEA, I shall be liable to WesBanco for its reasonable attorney’s fees and other litigation costs and expenses incurred in defending against such a suit.
8.           No Admission of Liability.  The parties agree that this Agreement and the offer to enter into this Agreement are not, and shall not be construed in any way as, or deemed to be, an admission by WesBanco or any of the Releasees of any act of wrongdoing or admission of liability or responsibility at any time or in any manner whatsoever.  The parties further agree that this Agreement may not be used in any action between the Employee and WesBanco or any of the Releasees, other than for the enforcement of this Agreement or as evidence of a waiver by the Employee.
9.           Program Not to Benefit Others.  The parties acknowledge that the Employee’s right to the separation pay settlement described herein shall be determined exclusively under the provisions stated herein, and this Agreement is not intended to, and does not, create rights for the benefit of any other employee or person.
            10.         Business Planning.  Employee recognizes that, as a matter of business planning, WesBanco routinely reviews and evaluates various proposals for changes in compensation, retirement, and severance programs, as well as proposals for special exit incentive programs.  Employee further recognizes that some of the proposals, if adopted and finally implemented, might be more advantageous or less advantageous than the Agreement presently being offered to Employee.  Unless and until such changes are formally announced by WesBanco, no one is authorized to give assurances that such changes will or will not occur.  Employee understands that WesBanco may adopt new or modified Agreements in the future that, depending on his individual circumstances, may be more or less advantageous to Employee than the benefit provided under this Agreement.  Employee should not expect or assume that any such new or modified Agreement or benefits will be extended on a retroactive basis if Employee leaves employment pursuant to this Agreement.
11.           Final and Binding Agreement.  The Employee agrees and recognizes that this Agreement is final and binding when signed by the Employee, subject only to the Employee’s revocation right as described in Paragraph 7 above.
12.           Non-Disparagement.  The Employee agrees not to make any disparaging or negative remarks, either orally or in writing, regarding WesBanco or any other Releasee concerning acts occurring before the signing of this Agreement or relating to this Agreement and the matters alleged therein.  The Employee further agrees to direct his agents, attorneys, or any other person acting on his behalf to refrain from making such comments.
13.           Remedies.  In the event of a breach or threatened breach of all or part of Paragraph 11 of this Agreement, the Employee agrees that WesBanco shall be entitled to injunctive relief and all other remedies available at law or in equity in a court of competent jurisdiction to remedy any such breach or threatened breach.  The Employee hereby acknowledges that damages alone would be inadequate and insufficient as a remedy for any such breach or threatened breach.  The Employee further agrees that the covenants contained in Paragraph 11 and the remedies contained in this Paragraph 13, shall survive the termination of this Agreement.
14.           References.  If any inquiry about the Employee is made to WesBanco as a reference for future employment or for other purposes, WesBanco agrees that it shall state that it will provide the Employee’s dates of employment, job titles and job descriptions, in accordance with WesBanco’s existing personnel policies.  Further, WesBanco, including its respective officers, directors, agents, servants, or employees or any of their successors or assigns, shall not make any disparaging or negative remarks, either orally or in writing, regarding the Employee concerning any acts which occurred before the signing of this Agreement or relating to this Agreement.  The Employee agrees to direct all inquiries concerning his employment and the separation thereof to the Director of Human Resources at WesBanco.
15.           Unemployment Compensation.  As additional consideration for this Agreement, WesBanco agrees that it will not contest any claim filed by the Employee for unemployment compensation with respect to the Employee’s separation from employment described herein.
16.           Voluntary Agreement.  The Employee expressly warrants and represents to WesBanco as part of the consideration expressed herein that, before executing this Agreement, he has fully informed himself of its terms, contents, and conditions, and represents that in making this settlement he has had the opportunity to obtain the benefit of the advice of counsel of his choosing and no promise or representation of any kind or character has been made to him by WesBanco, or by anyone acting on their behalf, except as is expressly stated in this Agreement.  The Employee acknowledges that he has relied solely and completely upon his own judgment and, if he has so elected, the advice of counsel and other advisors in making this settlement, and that he fully and completely understands both the terms of the settlement and the release; that he fully understands it is a full, complete and final release, and that the payment and other consideration set forth in this Agreement are all the consideration to be conferred upon him in accordance with the parties’ agreement regarding the settlement of the matters described herein.  The Employee further represents that he has read this Agreement in its entirety and that he understands all of its terms and enters into and signs this Agreement knowingly and voluntarily, with full knowledge of its significance, and not as a result of any threat, intimidation, or coercion on the part of any person or entity.
17.           Counterparts.  This Agreement shall be executed in two counterparts, each of which shall be deemed an original and together shall constitute one and the same document, with one counterpart being delivered to each party.
18.           Entire Agreement.  This Agreement supersedes all other oral and written agreements between the parties hereto as to the matters herein except for the Consulting Agreement and Non-Competition Agreement, and contains all of the covenants and agreements between the parties with respect to the employment of the Employee by WesBanco, the separation thereof, and the matters provided herein.  The Employee acknowledges that, in executing this Agreement, he has not relied on any representation or statement not set forth herein.  This Agreement may not be modified except in writing, signed by the Employee and WesBanco.  This Agreement shall be binding on all of the Employee’s heirs, representatives, successors, and assigns.  The Employee shall not assign any rights or obligations under this Agreement, without the written consent of WesBanco.  The Employee further represents that he has read this Agreement in its entirety and that he understands all of its terms and enters into and signs this Agreement knowingly and voluntarily, with full knowledge of its significance, and not as a result of any threat, intimidation or coercion on the part of WesBanco or any Releasee.
19.           Law Governing Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia, excepting such State’s choice of law provisions, and except as otherwise preempted by the Employee Retirement Income Security Act of 1974 or other applicable federal law.
20.           Waiver of Breach Not Deemed Continuing.  The waiver of or by any party of a breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation.
21.           Construction and Severability.  The parties agree that, in all cases, the language of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.  Furthermore, in the event that one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, WesBanco shall have the option to enforce the remainder of this Agreement or to cancel it.
22.           Disclosure of Employment Information.  Upon execution of an authorization for the release of information concerning the Employee’s employment to any prospective employer, WesBanco will disclose the Employee’s dates of employment, including hire date and separation date; positions; and duties.  No other employment information will be provided to any prospective employer.
23.           Return of Bank’s Property.  Employee avers that he has previously returned and delivered to WesBanco all of Bank’s property in the Employee’s possession or control.
24.           Confidentiality.  You understand and agree that even after your separation from employment, you are required to maintain the confidentiality of all proprietary information and knowledge acquired by you during your employment with Bank, which belongs to Bank or its customers, and which has not been published, disseminated, or otherwise become a matter of general public knowledge.  You agree that you will not directly or indirectly solicit known former customers of Bank.  You agree that you will not disclose or make use of such information, whether with respect to Bank’s or its customers’ business, operations, finances, customers, employees or otherwise, and whether in written form or committed to memory.
25.           Transition.  Employee will make every effort to ensure a smooth transition, and agrees to cooperate with WesBanco and to provide all necessary information regarding the status of operations, the location of relevant materials, and any other relevant information related to Employee’s responsibilities with Bank of which WesBanco should be aware or which WesBanco may request, now or at any later time.
26.           Employee Cooperation.  As a free and voluntary act, Employee also further agrees after Employee’s separation to cooperate at WesBanco’s expense with any investigations or lawsuits involving WesBanco on matters where Employee had specific knowledge or responsibility.  The Employee will be reimbursed at a rate equal to his final base salary computed on an hourly basis.  Employee will make himself available at WesBanco’s expense for any litigation, including specifically, but not exclusively, preparation for depositions and trial.  Employee will not receive reimbursement for time spent testifying in depositions or trial.
Employee will not assist or provide information in any litigation against WesBanco except as required under law or formal legal process after timely notice is provided to WesBanco to allow
WesBanco to take legal action with respect to the request for information or assistance.  Nothing in this Agreement shall restrict or preclude Employee from, or otherwise influence Employee in testifying fully and truthfully in legal or administrative proceedings against WesBanco, as required by law or formal legal process.
27.           Tax Liability.  Employee is exclusively liable for the payment of any federal, state, city, or other taxes that may be due as a result of the separation payment received by Employee; provided, however, that WesBanco shall pay all federal, state and local amounts withheld from payments to Employee and all of their employment taxes at the time normally paid by WesBanco on Employee’s salary in connection with the consideration payable to Employee pursuant to this Agreement.  Except for the foregoing obligation of WesBanco hereunder, Employee shall indemnify, hold harmless, and unconditionally release WesBanco from any payment of taxes or penalties, if any, that may be required of Employee as a result of any consideration paid by WesBanco to Employee pursuant to this Agreement.
28.           Headings.  Headings are inserted for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
29.           Termination or Modification of Benefits.  The Employee understands and agrees that nothing in this Agreement shall affect WesBanco’s reserved right to terminate or amend in whole or in part, in any manner whatsoever and with respect to the Employee or any other active or former employee or any group thereof, any employee benefit plan which is presently or which may be offered to WesBanco’s employees.

IN WITNESS WHEREOF, each of the parties hereto has executed this SEPARATION AGREEMENT AND RELEASE AND WAIVER OF CLAIMS as of the day and year first written above.
Executed this 26th day of November, 2012.

FIDELITY BANCORP, INC.

By /s/ Richard Barron
Its Secretary

(SEAL)

ATTEST:
/s/ Kristen Suchy

FIDELITY BANK, PaSB

By /s/ Richard Barron
Its Secretary

(SEAL)

ATTEST:
/s/ Kristen Suchy

                    /s/ Richard G. Spencer
RICHARD G. SPENCER

WESBANCO, INC., a West Virginia
corporation

By /s/ Paul M. Limbert
Its President

(SEAL)

ATTEST:
/s/ Linda M. Woodfin

STATE OF Pennsylvania,
COUNTY OF Allegheny, TO-WIT:

The foregoing instrument was acknowledged before me this 26th day of November, 2012, by Richard Barron, Secretary of FIDELITY BANCORP, INC., on behalf of the corporation.

                          /s/ Linda M. Yon
Notary Public

My commission expires:
6/21/2016

STATE OF Pennsylvania,
COUNTY OF Allegheny, TO-WIT:

The foregoing instrument was acknowledged before me this 26th day of November, 2012, by Richard Barron, Secretary of FIDELITY BANCORP, INC., on behalf of the corporation.

                          /s/ Linda M. Yon
Notary Public

My commission expires:
6/21/2016

STATE OF Pennsylvania,

COUNTY OF Allegheny, TO-WIT:

I, Linda M. Yon, a notary public in and for said State do certify that RICHARD G. SPENCER, whose name is signed to the writing annexed hereto, bearing the date of  26th day of November, 2012, has this day acknowledged the same before me in my said county.

                                        /s/ Linda M. Yon
Notary Public

My commission expires:
6/21/2016

STATE OF West Virginia,
COUNTY OF Ohio, TO-WIT:

The foregoing instrument was acknowledged before me this 28th day of November, 2012, by Paul M. Limbert, President of WESBANCO, INC., a West Virginia corporation, on behalf of the corporation.

                           /s/ Linda M. Woodfin
Notary Public

My commission expires:

June 9, 2013